Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 26, 2015 relating to the financial statements and supplemental schedules of the Kforce 401(k) Retirement Savings Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014, appearing in this Annual Report on Form 11-K of the Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2014.
/s/ Warren Averett, LLC
Tampa, Florida
June 26, 2015